UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 12, 2012

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

UGI Corporation (the "Company") has agreed to pay an annual salary and provide certain other benefits to Mr. Kirk R. Oliver in connection with his service commencing October 1, 2012 as Chief Financial Officer of the Company. A description of the employment arrangement is set forth in Item 5.02 below and is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On September 12, 2012, the Company announced that, effective October 1, 2012, Kirk R. Oliver, age 54, will serve as Chief Financial Officer of the Company.

From December 2011 until September 2012, Mr. Oliver served as Senior Managing Director & Chief Operating Officer of InfraREIT Capital Partners, LLC, a partnership that invests in infrastructure assets, primarily electric transmission and gas pipeline assets. Prior to joining InfraREIT Capital, Mr. Oliver served as Senior Vice President and Chief Financial Officer of Allegheny Energy, Inc., an electric utility company, from 2008 to 2011, and as a Senior Executive at Hunt Power, LLC, a company that develops and invests in electric and gas utility projects, from 2007 to 2008. Mr. Oliver served in various positions at TXU Corp. (now Energy Future Holdings Corp.), an electricity distribution, generation and transmission company in Texas, from 1998 to 2006, including as Executive Vice President and Chief Financial Officer from 2004 to 2006, Senior Vice President, Finance from 2000 to 2003 and Vice President, Treasurer and Assistant Secretary from 1998 to 1999. Prior to joining TXU Corp., Mr. Oliver spent eleven years as an investment banker in the Global Power and Energy Group at Lehman Brothers and six years at Motorola Inc.

Mr. Oliver’s annual base salary will be $515,000 and he will participate in the Company’s annual bonus plan. His target annual bonus plan opportunity, as a percentage of annual base salary, will be 75%. Mr. Oliver will receive reimbursement for relocation expenses in accordance with the Company's Relocation Policy for Newly Hired Employees. In addition, Mr. Oliver will receive a special relocation bonus of $75,000.

Mr. Oliver will participate in the Company’s long-term compensation plan, the UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 ("2004 Plan"). The Company's Board of Directors approved awards to Mr. Oliver under the 2004 Plan to be effective October 1, 2012 as follows:

1) an award of 18,750 stock options with a ten-year term that will vest in equal thirds over a three-year period beginning on the anniversary of the date of grant, with an option price equal to the fair market value of a share of the Company’s common stock on the date of grant;

2) an award of 15,000 performance units with dividend equivalents; 5,000 of these performance units may be earned at the end of the 2011-2013 measurement period based on the Company’s total shareholder return ("TSR") relative to the TSR of the companies in the Russell Midcap Utilities Index, excluding telecommunications companies, for the three-year period ending December 31, 2013; and 10,000 of these performance units may be earned at the end of the 2012-2014 measurement period based on the Company’s TSR relative to the TSR of the companies in the Russell Midcap Utilities Index, excluding telecommunications companies, for the three-year period ending December 31, 2014;

3) effective January 1, 2013, an award of 75,000 stock options with a ten-year term that will vest in equal thirds over a three-year period beginning on the anniversary of the date of grant, with an option price equal to the fair market value of a share of the Company’s common stock on the date of grantand

4) effective January 1, 2013, an award of 15,000 performance units with dividend equivalents that may be earned at the end of the 2013-2015 measurement period based on the Company’s TSR relative to the TSR of the companies in the Russell Midcap Utilities Index, excluding telecommunications companies, for the three-year period ending December 31, 2015.

Pursuant to a change in control agreement, the Company will provide Mr. Oliver with cash benefits ("Benefits") if the Company terminates his employment without "cause" or if he terminates employment for "good reason" at any time within two years following a change in control of the Company. "Cause" generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. "Good reason" generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements.

If the events trigger a payment following a change in control, the Benefits payable to Mr. Oliver will be as specified under his change in control agreement unless payments under the Company’s Senior Executive Employee Severance Plan ("Severance Plan") would be greater, in which case Benefits would be provided under the Severance Plan. Benefits under this arrangement will be equal to three times his base salary and annual bonus. Mr. Oliver will also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, Mr. Oliver will receive a cash payment based on the cost he would have incurred to continue medical and dental coverage under the Company’s plans for three years (less the amount Mr. Oliver would be required to contribute for such coverage if he were an active employee). Mr. Oliver will also receive his benefit under the Company’s 2009 Supplemental Executive Retirement Plan for New Employees ("SERP") and such benefit will be calculated as if he had continued in employment for three years. In addition, outstanding performance units, stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, or (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Company’s Compensation and Management Development Committee.

Mr. Oliver will participate in the Company’s benefit plans, including the SERP, the Severance Plan and the UGI Corporation 2009 Deferral Plan (the "Deferral Plan"). Under the SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Internal Revenue Code compensation limit ($250,000 in 2012) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company's matching contribution under the Company's qualified 401(k) Savings Plan ("Savings Plan") is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the Savings Plan, other than the Company’s stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within fifteen days after expiration of a six-month postponement period following "separation from service" as defined in the Code. Amounts payable under the Company's SERP may be deferred in accordance with the Deferral Plan.

Under the Severance Plan, benefits are payable to Mr. Oliver if his employment is involuntarily terminated for any reason other than for just cause or as a result of his death or disability. Under the Severance Plan, "just cause" generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties. The Severance Plan provides for cash payments equal to Mr. Oliver’s compensation for a period of time ranging from six months to eighteen months depending on his length of service ("Continuation Period"). In addition, Mr. Oliver will receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year prior to termination. However, if his termination occurs in the last two months of the fiscal year, the Company has the discretion to determine whether Mr. Oliver will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, had Mr. Oliver’s entire bonus been contingent on meeting the Company’s financial performance goal, pro-rated for the number of months served. Under the Severance Plan, Mr. Oliver will receive a cash payment based on the cost he would have incurred to continue medical and dental coverage under the Company’s plans for the Continuation Period (less the amount Mr. Oliver would be required to contribute for such coverage if he were an active employee). The Severance Plan also provides for outplacement services for a period of twelve months following a participant’s termination of employment, and reimbursement for tax preparation services for the final year of employment. Provided that Mr. Oliver is eligible to retire, all payments under the Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to Mr. Oliver after the termination of employment.

Under the Deferral Plan, Mr. Oliver may defer benefits payable under the SERP in compliance with the requirements of Section 409A of the Code. If Mr. Oliver elects to defer payment under the Deferral Plan, he may receive future benefits after separation from service as (i) a lump sum payment, (ii) annual installment payments over a period between two and ten years, or (iii) one to five retirement distribution accounts to be paid in a lump sum in the year specified by him. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by Mr. Oliver from among a list of available funds.

In order to receive benefits under the Severance Plan or his change in control agreement, Mr. Oliver is required to execute a release that discharges the Company and its subsidiaries from liability for any claims he may have against any of them, other than claims for amounts or benefits due him under any plan, program or contract provided by or entered into with the Company or its subsidiaries. The Severance Plan also requires Mr. Oliver to ratify any post-employment activities agreement in effect and to cooperate in attending to matters pending at the time of termination of employment.

In addition to the benefits set forth above, Company paid life and disability insurance are generally available to all employees. Mr. Oliver is also eligible for certain executive perquisites.

Item 8.01 Other Events.

On September 12, 2012, UGI Corporation announced that Kirk R. Oliver was named Chief Financial Officer of the Company. A copy of the press release is included as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Description of oral employment at-will arrangement between UGI Corporation and Mr. Kirk R. Oliver.

99.1 Press Release of UGI Corporation dated September 12, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

September 12, 2012	By:	Monica M. Gaudiosi

Name: Monica M. Gaudiosi
Title: Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Description of oral employment at-will arrangement between UGI Corporation and Mr. Kirk R. Oliver.
99.1	Press Release of UGI Corporation dated September 12, 2012.